UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                 FORM 15

            Certification and Notice of Termination of Registration under Section 12(g)of the Securities Exchange Act of 1934 or
                 Suspension of Duty to File Reports Under
        Sections 13 and 15(d) of the Securities Exchange Act of 1934.

               Commission File Number:   None
                                         ----

                         DTC COMMUNICATIONS CORP.
          -----------------------------------------------------
          (Exact name of registrant as specified in its charter)

     111 High Street, Alexandria, Tennessee 37012-0247; (615) 529-2151
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                Class A Voting Common Stock, no par value
              Class B Non-Voting Common Stock, no par value
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         (Title of each class of securities covered by this Form)


                                 None
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       (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [ ]            Rule 12h-3(b)(1)(ii)   [ ]
Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(2)(i)    [ ]
Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(ii)   [ ]
Rule 12g-4(a)(2)(ii) [ ]            Rule 15d-6             [ ]
Rule 12h-3(b)(1)(i)  [X]

                                    1
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    (Approximate number of holders of record as of the certification or notice date)


     Pursuant to the requirements of the Securities Exchange Act of 1934, DTC Communications Corp. has caused this Certificate and Notice to be signed on its behalf by the undersigned duly authorized person.

Dated: March 29, 2000                    DTC COMMUNICATIONS CORP.



                                         By: /s/ H. Wayne Gassaway
                                             --------------------------------
                                             H. Wayne Gassaway, President and
                                             Chief Executive Officer